Exhibit 99.1

Antero Resources Announces Pricing of $225 Million Offering of Senior Notes

Denver, CO, January 30, 2013 — Antero Resources announced today the pricing of its private placement of $225 million in aggregate principal amount of additional 6% senior unsecured notes due 2020 at 103.000%, equating to a yield to call of 5.391%.  The offering was upsized from the previously announced $150 million offering.  The senior unsecured notes are being offered as additional senior unsecured notes under an indenture pursuant to which Antero Resources issued $300 million in aggregate principal amount of its 6% senior unsecured notes due 2020 sold in a private placement on November 19, 2012.  The additional senior unsecured notes and the notes issued on November 19, 2012 will have identical terms, other than the issue date, and will constitute part of the same series of securities. The offering is expected to close on February 4, 2013, subject to customary closing conditions.

Antero estimates that it will receive net proceeds of approximately $228.3 million, which it intends to use to repay a portion of the outstanding borrowings under its senior secured revolving credit facility.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.